Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Rebecca Shroyer
(212) 850-1239
shroyerr@jwseligman.com

                     SELIGMAN NEW TECHNOLOGIES FUND II, INC.
                             TO HOST CONFERENCE CALL

        Stockholders' Last Chance To Vote Proxy to Liquidate Fund in 2007

NEW YORK, October 31, 2007-Seligman New Technologies Fund II, Inc. will host a conference call on Tuesday, November 6th, at 11:00 a.m. Eastern Time to discuss matters relating to the proxy vote to approve the proposal to liquidate and dissolve the Fund. Approval of the proposals, as well as the proposal to eliminate the Fund's quarterly repurchase offers for its common stock, will result in all Stockholders receiving a single liquidating distribution of all of the Fund's assets in 2007 and should permit Stockholders to recognize their entire capital losses for federal income tax purposes on any shares acquired in the Fund's initial public offering. The Stockholder meeting to consider the proposals has been adjourned until Friday, November 16, 2007. If the Fund does not receive enough votes to approve both proposals by November 16, 2007, the Fund cannot liquidate in 2007.

The call is open to the general public. The call-in number is 888-610-3982. The caller-i.d. number is 23091945.

Seligman New Technologies Fund II, Inc. is closed to new investment. To obtain a copy of the proxy statement which describes the proposals, contact your financial advisor or the Fund's proxy solicitor, Georgeson Inc. at 17 State Street, New York, NY 10004, or by telephone at 1-888-605-7582. We encourage Stockholders to vote their proxies in order to minimize additional expenses of further proxy solicitation.

Seligman New Technologies Fund II, Inc. is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. In addition to providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 60 portfolios. Additionally, the firm manages Tri-Continental Corporation, which is traded on the New York Stock Exchange, and a range of offshore investments available exclusively for non-US investors.

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J. & W. Seligman & Co. Incorporated has an additional office in Palo Alto,
California. Seligman Advisors, Inc. is the principal underwriter for the Seligman mutual funds. Seligman Services, Inc. provides client services to shareholders. Seligman Advisors, Inc. and Seligman Services, Inc. are each an affiliate of J. & W. Seligman & Co. Incorporated.

Technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Investments in venture capital companies are highly speculative.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain the Fund's most recent annual and semi-annual reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information, including the current proxy statement for Seligman New Technologies Fund II, Inc., are also available on the Securities and Exchange Commission's EDGAR Database at www.sec.gov.